Horizon Technology Finance Announces Second Quarter 2024 Financial Results

- Second Quarter 2024 Net Investment Income per Share of $0.36; NAV per Share of $9.12 -

- Debt Portfolio Yield of 15.9% -

- HRZN Ends Quarter with Committed Backlog of $138 Million -

- Declares Regular Monthly Distributions Totaling $0.33 per Share through December 2024 -

Farmington, Connecticut – July 30, 2024 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), an affiliate of Monroe Capital, and a leading specialty finance company that provides capital in the form of secured loans to venture capital-backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights

●	Net investment income (“NII”) of $12.9 million, or $0.36 per share, compared to $16.1 million, or $0.54 per share for the prior-year period
●	Total investment portfolio of $646.9 million as of June 30, 2024
●	Net asset value of $328.8 million, or $9.12 per share, as of June 30, 2024
●	Annualized portfolio yield on debt investments of 15.9% for the quarter
●	Horizon funded four loans totaling $11.5 million
●	Raised total net proceeds of approximately $17.1 million with “at-the-market” (“ATM”) offering program
●	Experienced liquidity events from one portfolio company
●	Closed new $100 million senior secured credit facility led by large U.S.-based insurance company
●	Cash of $116.9 million and credit facility capacity of $269.0 million as of June 30, 2024
●	Held portfolio of warrant and equity positions in 99 companies as of June 30, 2024
●	Undistributed spillover income of $1.28 per share as of June 30, 2024
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in October, November and December 2024

“We remained prudent with respect to new originations in the second quarter as we considerably focused our origination efforts on sourcing new high-quality investments to add to our investment portfolio in the back half of the year and our portfolio management efforts on maximizing the value of our investments,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “As a result, we’ve made notable progress and expect we will return to portfolio growth in the second half of 2024. Despite the challenges, we were pleased to generate net investment income in the quarter that exceeded our regular monthly distributions.

“We were also pleased to add in the quarter a new $100 million credit facility led by a large U.S.-based insurance company, which further strengthens our balance sheet and positions us well to execute on new originations,” added Mr. Pomeroy. “Moving ahead, we look forward to building our portfolio through select, quality investments and continuing to focus on maximizing NAV.”

Second Quarter 2024 Operating Results

Total investment income for the quarter ended June 30, 2024 was $25.7 million, compared to $28.1 million for the quarter ended June 30, 2023, primarily due to lower interest income on investments from the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended June 30, 2024 and 2023 was 15.9% and 16.3%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended June 30, 2024 were $12.4 million, compared to $11.9 million for the quarter ended June 30, 2023. The increase was primarily due to a $0.8 million increase in interest expense, partially offset by a $0.2 million decrease in base management fee.

Net investment income for the quarter ended June 30, 2024 was $12.9 million, or $0.36 per share, compared to $16.1 million, or $0.54 per share, for the quarter ended June 30, 2023.

For the quarter ended June 30, 2024, net realized gain on investments was $2.5 million, or $0.07 per share, compared to net realized loss on investments of $16.5 million, or $0.55 per share, for the quarter ended June 30, 2023.

For the quarter ended June 30, 2024, net unrealized depreciation on investments was $24.5 million, or $0.69 per share, compared to net unrealized appreciation on investments of $0.6 million, or $0.02 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of June 30, 2024, the Company’s debt portfolio consisted of 54 secured loans with an aggregate fair value of $609.1 million. In addition, the Company’s total warrant, equity and other investments in 103 portfolio companies had an aggregate fair value of $37.8 million. Total portfolio investment activity for the three and six months ended June 30, 2024 and 2023 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Beginning portfolio	$ 711,116	$ 715,312	$ 709,085	$ 720,026

New debt and equity investments	12,065	50,545	46,634	97,553

Less refinanced debt balances	—	(10,000)	(11,250)	(10,000)

Net new debt and equity investments	12,065	40,545	35,384	87,553

Principal payments received on investments	(11,803)	(6,075)	(22,303)	(12,890)

Early pay-offs and principal paydowns	(44,610)	(18,665)	(53,753)	(51,606)

Payment-in-kind interest on investments	355	950	1,737	2,154

Accretion of debt investment fees	1,735	1,645	2,996	3,093

New debt investment fees	(258)	(502)	(567)	(802)

Equity received in settlement of fee income	—	89	—	89

Warrants received in settlement of fee income	359	—	359	—

Proceeds from sale of investments	(47)	(1,986)	(88)	(8,506)

Net realized gain (loss) on investments	2,464	(16,529)	2,472	(16,697)

Net unrealized (depreciation) appreciation on investments	(24,511)	608	(28,471)	(6,929)

Other	(3)	(1)	11	(94)

Ending portfolio	$ 646,862	$ 715,391	$ 646,862	$ 715,391

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2024, March 31, 2024 and December 31, 2023:

($ in thousands)	June 30, 2024			March 31, 2024			December 31, 2023
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	13	$ 167,758	27.5%	13	$ 197,989	29.5%	11	$ 150,367	22.4%
3	32	366,945	60.3%	36	407,237	60.7%	39	452,911	67.6%
2	4	26,336	4.3%	1	14,546	2.2%	2	39,343	5.9%
1	5	48,029	7.9%	4	51,001	7.6%	4	27,551	4.1%
Total	54	$ 609,068	100.0%	54	$ 670,773	100.0%	56	$ 670,172	100.0%

As of June 30, 2024, March 31, 2024 and December 31, 2023, Horizon’s loan portfolio had a weighted average credit rating of 3.1, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of June 30, 2024, there were five debt investments with an internal credit rating of 1, with an aggregate cost of $108.4 million and an aggregate fair value of $48.0 million. As of March 31, 2024, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $96.0 million and an aggregate fair value of $51.0 million. As of December 31, 2023, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $72.5 million and an aggregate fair value of $27.6 million.

Liquidity and Capital Resources

As of June 30, 2024, the Company had $150.3 million in available liquidity, consisting of $116.9 million in cash and money market funds, and $33.4 million in funds available under existing credit facility commitments.

As of June 30, 2024, there was no outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). On June 20, 2024, the Company amended the Key Facility, among other things, (i) to extend the date on which the Company may request advances under the Key Facility to June 20, 2027 and to extend the maturity date to June 20, 2029 and (ii) to amend the interest rate to be based on the rate of interest published in The Wall Street Journal as the prime rate in the United States plus 0.10%, with a prime rate floor of 4.10%. The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of June 30, 2024, there was $181.0 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 6.34%. On May 6, 2024, the Company amended its NYL Facility to, among other things, extend the investment period to June 2025 and the maturity date of all advances to June 2030. In addition, the amendment amended the interest rate for advances made after May 6, 2024, fixing the interest rate at the greater of (i) 4.60% and (ii) the Three Year I Curve plus 3.20%, with the interest rate to be reset on any advance date.

On June 21, 2024, Horizon Funding II, LLC, Horizon’s wholly-owned subsidiary (“HFII”), closed a $100 million senior secured credit facility led by a large U.S.-based insurance company pursuant to which HFII may issue up to $100 million of secured notes. The capacity under the credit facility may be increased to $200 million with the mutual agreement of Horizon and the lenders. The new credit facility has a one-year funding period, during which time HFII may make additional borrowings under the credit facility, and a three-year investment period, during which time HFII may make additional loans. The credit facility has a maximum advance rate of 67.5% based on the number of distinct obligors whose loans serve as collateral for the credit facility. Borrowings bear interest, payable monthly, determined at a rate per annum equal to the greater of (i) the yield for the United States Treasury constant maturity 3-year and 5-year in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” interpolated to a 4.88-year weighted average life plus 3.15% and (ii) 5.00%. The credit facility is collateralized by certain of the Company’s assets and matures in June 2033. As of June 30, 2024, there was $50.0 million in outstanding principal balance at an interest rate of 7.38%.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bear interest at a fixed interest rate of 7.56% per annum. The reinvestment period of the 2022 Notes ends November 15, 2024 and the stated maturity is November 15, 2030. As of June 30, 2024, the 2022 Notes had an outstanding principal balance of $100.0 million.

During the three months ended June 30, 2024, the Company sold 1,516,249 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $17.1 million, including $0.4 million of offering expenses, from these sales.

As of June 30, 2024, the Company’s percentage of debt net of cash to equity was 100%, below the Company’s 120% target leverage. The asset coverage for borrowed amounts was 174%.

Liquidity Events

During the quarter ended June 30, 2024, Horizon experienced a liquidity event from one portfolio company. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In May, Divergent Technologies, Inc. (“Divergent”) paid its outstanding principal balance of $33.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in Divergent.

Net Asset Value

At June 30, 2024, the Company’s net assets were $328.8 million, or $9.12 per share, compared to $355.4 million, or $11.07 per share, as of June 30, 2023, and $324.0 million, or $9.71 per share, as of December 31, 2023.

For the quarter ended June 30, 2024, net decrease in net assets resulting from operations was $9.1 million, or ($0.26) per share, compared to a net increase in net assets resulting from operations of $0.2 million, or $0.01 per share, for the quarter ended June 30, 2023.

Stock Repurchase Program

On April 26, 2024, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2025 or the repurchase of $5.0 million of the Company's common stock. During the quarter ended June 30, 2024, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through June 30, 2024, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On July 10, 2024, MyForest Foods Co. prepaid its outstanding principal balance of $3.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in MyForest Foods Co.

On July 11, 2024, Lemongrass Holdings, Inc. prepaid its outstanding principal balance of $6.3 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Lemongrass Holdings, Inc.

On July 12, 2024, Slingshot Aerospace, Inc. prepaid its outstanding principal balance of $20.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Slingshot Aerospace, Inc.

On July 24, 2024, Nexiican Holdings Inc. and its affiliates (“Nexiican”) and Nexii Building Solutions Inc. and its affiliates (“Nexii”) closed an Asset Purchase Agreement dated as of June 21, 2024 and approved by the Supreme Court of British Columbia in Vancouver on June 28, 2024 pursuant to which Nexiican purchased substantially all of the assets of Nexii, in consideration for, among other things, Nexiican’s assumption of a portion of Nexii’s obligations to Horizon and its affiliate’s issuance of equity to Horizon, which information Horizon included in its determination of the fair value of the investments as of June 30, 2024 at $10.9 million.

On July 30, 2024, the Company funded a $25.0 million debt investment to a new portfolio company providing innovative, home-based healthcare solutions.

Monthly Distributions Declared in Third Quarter 2024

On July 26, 2024, the Company’s board of directors declared monthly distributions of $0.11 per share payable in each of October, November and December 2024. The following tables show these monthly distributions, which total $0.33 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
September 16, 2024	September 16, 2024	October 16, 2024	$0.11
October 17, 2024	October 17, 2024	November 14, 2024	$0.11
November 15, 2024	November 15, 2024	December 13, 2024	$0.11
		Total:	$0.33

After paying distributions of $0.38 per share and earning net investment income of $0.36 per share for the quarter, the Company’s undistributed spillover income as of June 30, 2024 was $1.28 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, Horizon’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, July 31, 2024, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13746848. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is an $19.5 billion asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $679,477 and $716,077, respectively)	$ 619,629	$ 693,730
Non-controlled affiliate investments at fair value (cost of $28,781 and $28,677, respectively)	15,847	1,132
Controlled affiliate investments at fair value (cost of $17,172 and $14,428, respectively)	11,386	14,223
Total investments at fair value (cost of $725,430 and $759,182, respectively)	646,862	709,085
Cash	81,333	46,630
Investments in money market funds	32,320	26,450
Restricted investments in money market funds	3,221	2,642
Interest receivable	16,733	13,926
Other assets	6,936	3,623
Total assets	$ 787,405	$ 802,356

Liabilities
Borrowings	$ 442,744	$ 462,235
Distributions payable	11,894	11,011
Base management fee payable	978	1,052
Other accrued expenses	3,011	4,077
Total liabilities	458,627	478,375

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 36,211,280 and 33,534,854 shares issued and 36,043,815 and 33,367,389 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	40	36
Paid-in capital in excess of par	481,349	450,949
Distributable loss	(152,611)	(127,004)
Total net assets	328,778	323,981
Total liabilities and net assets	$ 787,405	$ 802,356
Net asset value per common share	$ 9.12	$ 9.71

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Investment income
From non-affiliate investments:
Interest income	$ 24,480	$ 26,624	$ 50,164	$ 54,023
Fee income	1,010	1,493	1,278	2,131
From controlled affiliate investments:
Interest income	188	—	365	—
Total investment income	25,678	28,117	51,807	56,154
Expenses
Interest expense	7,940	7,179	16,101	14,299
Base management fee	3,027	3,207	6,189	6,408
Performance based incentive fee	—	118	295	3,094
Administrative fee	426	368	859	808
Professional fees	455	447	1,120	1,106
General and administrative	559	546	987	992
Total expenses	12,407	11,865	25,551	26,707
Net investment income before excise tax	13,271	16,252	26,256	29,447
Provision for excise tax	357	179	736	363
Net investment income	12,914	16,073	25,520	29,084
Net realized and unrealized loss
Net realized gain (loss) on non-affiliate investments	2,424	(16,529)	2,435	(16,697)
Net realized gain on non-controlled affiliate investments	40	—	37	—
Net realized gain (loss) on investments	2,464	(16,529)	2,472	(16,697)
Net unrealized (depreciation) appreciation on non-affiliate investments	(23,287)	548	(37,501)	(7,835)
Net unrealized appreciation on non-controlled affiliate investments	3,178	60	14,611	906
Net unrealized depreciation on controlled affiliate investments	(4,402)	—	(5,581)	—
Net unrealized (depreciation) appreciation on investments	(24,511)	608	(28,471)	(6,929)
Net realized and unrealized loss	(22,047)	(15,921)	(25,999)	(23,626)
Net (decrease) increase in net assets resulting from operations	$ (9,133)	$ 152	$ (479)	$ 5,458
Net investment income per common share	$ 0.36	$ 0.54	$ 0.74	$ 1.00
Net (decrease) increase in net assets resulting from operations per common share	$ (0.26)	$ 0.01	$ (0.01)	$ 0.19
Distributions declared per share	$ 0.33	$ 0.33	$ 0.71	$ 0.66
Weighted average shares outstanding	35,434,761	29,747,290	34,507,252	28,987,948